EXHIBIT 23

                               Consent of KPMG LLP













                                       II-167                    March 14, 2001

INDEPENDENT AUDITORS' CONSENT


The Board of Directors
NBT Bancorp Inc.:


We consent to incorporation by reference in the registration statements on Form S-3 (File No. 33-12247) and Form S-8 (File Nos. 33-18976, 33-77410, 333-02925
and 333-67615) of NBT Bancorp Inc. of our report dated January 22, 2001, relating to the consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K.



KPMG
Albany, New York
March 29, 2001